Exhibit 99.1

Updated Pennsylvania Legislative Study Projects more than 90% Savings in Bay Compliance Costs
February 28, 2018. New York. New York. Bion Environmental Technologies, Inc. (OTC QB: BNET), a developer of advanced livestock waste treatment and recycling technology, today lauded an updated report by the Pennsylvania Legislative Budget and Finance Committee (LBFC) that projects Pennsylvania could save 90 percent or more in compliance costs for reducing nitrogen in agricultural and urban stormwater, if it implements a competitive Request for Proposal (RFP) program.
The latest LBFC findings were issued as an update to its 2013 report, "A Cost Effective Alternative Approach to Meeting Pennsylvania's Chesapeake Bay Nutrient Reduction Targets." The 2013 LBFC study and the recent update focused on the significant cost advantages of a competitively-bid RFP program that would, in part, replace the current 'sector-based' programs that allocate funds regardless of cost-effectiveness.  The study estimated that "achieving the required nitrogen reductions for agriculture and urban runoff would cost $6.5 billion by 2025," while reductions utilizing "an RFP program could achieve these same levels of reductions at a cost of about $340 million in 2025."
The updated LBFC findings further state that, "The cost estimates assume a fundamental restructuring of DEP's current Watershed Improvement Plan." Senate Bill 799, recently adopted by the Pennsylvania Senate and now pending approval by the state House, provides that necessary fundamental restructuring. SB 799 creates a competitively-bid procurement program to secure the nitrogen and phosphorous reductions necessary to meet the Chesapeake Bay mandate at less than 10 percent of the cost of Pennsylvania's current strategy.
Craig Scott, Bion's communications director, said, "This update to the 2013 LBFC study reinforces the fact that onsite livestock manure treatment technologies can provide large-scale and low-cost verified nutrient reductions for a significant portion of Pennsylvania's Chesapeake Bay mandate. EPA has previously stated that its requirement for Pennsylvania to adopt a competitive bidding program is that the credits must be verified.
More importantly, these technology installations will significantly reduce nitrogen impacts to groundwater. Presently, one-third of the public drinking water sources in Lancaster County fail to meet federal drinking water standards for nitrogen concentration. As a result, those public water systems are spending up to $35 per pound to reduce nitrogen, while those on private wells are bearing the cost of nitrogen treatment or purchasing bottled drinking water."
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Bion Environmental Technologies' next-generation technology provides verified comprehensive treatment of animal waste from large-scale livestock production facilities. The technology platform achieves dramatic reductions in environmental impacts, including nutrients (nitrogen and phosphorus), ammonia, greenhouse and other gases, as well as pathogens in the waste stream, while improving resource and operational efficiencies through the recovery of valuable byproducts. For more information, see Bion's website, www.biontech.com.
This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words 'if adopted', 'expect', 'will', 'proposed' and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.
Contact Information:
Craig Scott
Director of Communications
303-843-6191 direct